CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration No. 333-258852 on Form S-8, of our report dated March 15, 2022, relating to the financial statements of Katapult Holdings, Inc. and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

New York, NY
March 15, 2022